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                                                                    EXHIBIT 99.1

[GRAPHIC OMITTED] CPS                               NEWS RELEASE
--------------------------------------------------------------------------------


                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                           2005 THIRD QUARTER EARNINGS

IRVINE, CALIFORNIA, OCTOBER 24, 2005 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its third quarter ended September 30, 2005.

Net income for the quarter ended September 30, 2005 was $1.4 million, or $0.06 per diluted share, compared to net loss of $(2.1) million, or $(0.10) per diluted share, for the quarter ended September 30, 2004. For the three months ended September 30, 2005 total revenues increased approximately $14.5 million, or 41.4%, to $49.4 million, compared to $34.9 million for the three months ended September 30, 2004. Total expenses for the three months ended September 30, 2005 were $48.0 million, an increase of $11.0 million, or 29.8%, as compared to $37.0 million for the three months ended September 30, 2004.

Net income for the nine months ended September 30, 2005 was $1.7 million, or $0.07 per diluted share, compared to net loss of $(3.6) million, or $(0.17) per diluted share, for the nine months ended September 30, 2004. For the nine months ended September 30, 2005 total revenues increased approximately $43.9 million, or 46.1%, to $139.0 million, compared to $95.1 million for the nine months ended September 30, 2004. Total expenses for the nine months ended September 30, 2005 were $137.3 million, an increase of $38.5 million, or 39.0%, as compared to $98.8 million for the nine months ended September 30, 2004.

"We are pleased with the financial results for the third quarter as we improved earnings vs. the second quarter," said Charles E. Bradley, President and Chief Executive Officer of Consumer Portfolio Services. "As we discussed last quarter, we would expect to see continued profitability in the coming periods. In addition, we experienced a significant jump in purchases of new receivables, which are historically flat during the summer months. Asset performance remains strong."

"In another positive note, subsequent to quarter end JMP Securities initiated research coverage on the Company."

During the third quarter of 2005, Consumer Portfolio Services purchased $205.0 million of contracts from dealers as compared to $153.9 million during the second quarter of 2005 and $119.3 million during the third quarter 2004. During the first three quarters of 2005, new contract purchases increased approximately 57% vs. the same period in 2004, increasing from $320.1 million in 2004 to $503.1 million in 2005. In addition, the Company continued its regular quarterly securitization program with the September sale of $183.3 million of AAA/Aaa rated asset backed notes. As of September 30, 2005, the Company's managed receivables totaled $1,055.9 million, as follows ($ in millions):

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      Owned by Consolidated Subsidiaries*                               $900.7
      Owned by Non-Consolidated Subsidiaries                             130.9
      As Third Party Servicer for SeaWest Financial                       24.3
                                                                      --------
           Total                                                      $1,055.9

      * Before $84.6 million of allowance for credit losses and deferred acquisition fees.


As previously reported, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings are recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such provisions for losses are recorded upon acquisition and during the life of the receivables.


CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call tomorrow, October 25, 2005, at 1:30 p.m. EDT to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-409-9261 approximately 10 minutes prior to the scheduled time.

A replay will be available between October 25, 2005 and November 1, 2005, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 6598584. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 43 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who are typically unable to obtain financing from traditional sources.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE AND PROVISION FOR CREDIT LOSSES, BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES, AND ALSO INCLUDE THE STATEMENT THAT CONTINUED EARNINGS ARE EXPECTED. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR THE EFFECTS OF RECENT CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN BE NO ASSURANCE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

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               Consumer Portfolio Services, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                 Three months ended  Nine months ended
                                     Sept. 30,           Sept. 30,
                                ------------------- ------------------
                                   2005      2004      2005     2004
                                ---------- -------- --------- --------
Revenues:
Interest income                   $45,321  $27,964  $122,015  $74,108
Servicing fees                      1,432    3,031     5,492    9,864
Other income                        2,621    3,918    11,477   11,151
                                ---------- -------- --------- --------
                                   49,374   34,913   138,984   95,123
                                ---------- -------- --------- --------
Expenses:
Employee costs                      9,506    9,905    29,657   29,352
General and administrative          4,923    4,785    16,689   15,220
Interest                           13,510    8,388    35,842   21,800
Provision for credit losses        15,818    7,560    43,354   20,610
Other expenses                      4,219    6,336    11,738   11,783
                                ---------- -------- --------- --------
                                   47,976   36,974   137,280   98,765
                                ---------- -------- --------- --------
Income (loss) before income
 taxes                              1,398   (2,061)    1,704   (3,642)
Income taxes                            -        -         -        -
                                ---------- -------- --------- --------
      Net income (loss)            $1,398  $(2,061)   $1,704  $(3,642)
                                ========== ======== ========= ========

Earnings (loss) per share:
     Basic                          $0.06   $(0.10)    $0.08   $(0.17)
     Diluted                         0.06    (0.10)     0.07    (0.17)

Number of shares used in computing earnings (loss) per share:
     Basic                         21,658   21,345    21,603   21,001
     Diluted                       23,419   21,345    23,435   21,001


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                Condensed Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                                  Sept. 30,   Dec. 31,
                                                    2005        2004
                                                 ----------- ---------

Cash and restricted cash                           $164,028  $139,479
Finance receivables, net                            816,140   550,191
Residual interest in securitizations                 30,057    50,430
Other assets                                         31,181    26,499
                                                 ----------- ---------
                                                 $1,041,406  $766,599
                                                 =========== =========

Accounts payable and other liabilities              $18,354   $22,552
Warehouse lines of credit                            69,633    34,279
Residual interest financing                               -    22,204
Securitization trust debt                           804,118   542,815
Senior secured debt                                  59,829    59,829
Subordinated debt                                    17,041    15,000
                                                 ----------- ---------
                                                    968,975   696,679
                                                 ----------- ---------

Shareholders' equity                                 72,431    69,920
                                                 ----------- ---------
                                                 $1,041,406  $766,599
                                                 =========== =========



--------------------
CONTACT:
     Consumer Portfolio Services, Inc.
     Charles E. Bradley (Investors), 949-753-6800